Filed pursuant to Rule No. 424(b)(3)

File Number 333-99675

Prospectus Supplement No. 5

(to Prospectus dated February 6, 2003, Prospectus Supplement No. 1 dated February 7, 2003,

Prospectus Supplement No. 2 dated April 7, 2003, Prospectus Supplement No. 3 dated May 8, 2003 and Prospectus Supplement No. 4 dated June 13, 2003)

4,076,470 SHARES

AMERICAN TECHNOLOGY CORPORATION

COMMON STOCK

This Prospectus Supplement No. 5 supplements our prospectus dated February 6, 2003, Prospectus Supplement No. 1 dated February 7, 2003, Prospectus Supplement No. 2 dated April 8, 2003, Prospectus Supplement No. 3 dated May 8, 2003 and Prospectus Supplement No. 4 dated June 13, 2003. The prospectus relates to the resale of shares of our common stock by the selling stockholders identified in the prospectus (including their transferees, pledgees, donees or other successors). You should read this Prospectus Supplement No. 5 in conjunction with the prospectus and the prior prospectus supplements listed above.

Amendments to Selling Stockholder Table

1. The information relating to NGHK Holdings, LLC, and certain footnotes in the first table of selling stockholders included in the prospectus is hereby amended as follows:

Selling Stockholder	Common Stock Underlying Convertible Subordinated Note	Common Stock Underlying Common Stock Warrant	Outstanding Common Stock		Common Stock Underlying Series D Preferred Stock	Common Stock Underlying Common Stock Warrant	Total Common Stock Beneficially Owned Before Offering		Maximum Number of Shares Offered Hereby	Shares of Common Stock Beneficially Owned After Offering
Name	(1) Number	(2) Number	(3) Number		(4) Number	(5) Number	(6) Number		(7) Number	Number	%
NGHK Holdings, LLC	—	—	335,767	(50)	—	—	318,712	(28)	335,767	—	*

(2)	Includes 887,500 shares of common stock issuable upon exercise of warrants issued to the purchasers of the promissory notes. The warrants are exercisable at $2.00 per common share, subject to adjustment, at any time until September 30, 2006.

(3)	Represents shares of common stock issued upon the conversion of an aggregate of 180,400 shares of Series D Preferred Stock, the conversion of the convertible promissory notes described in footnote (1), exercise of a common stock warrant described in footnote (2) and exercise of a common stock warrant described in footnote (5).

(5)	Includes 495,880 shares of common stock issuable upon exercise of warrants issued to the purchasers of Series D Preferred Stock. The warrants are exercisable at $4.50 per common share, subject to adjustment at any time until March 31, 2007.

(28)	Kwok Hung Ng is believed by us to have sole voting and investment power with respect to the securities held.

(50)	Includes 150,602 common shares issued to NGHK Holdings, LLC upon conversion of a convertible subordinated note with a principal balance of $250,000. We called the note for conversion effective June 13, 2003. Also includes 125,000 common shares issued to the selling stockholder upon exercise of a common stock warrant described in footnote (2) and 22,000 common shares issued to the selling stockholder upon exercise of a common stock warrant described in footnote (5).

The date of this prospectus supplement is June 27, 2003.